Exhibit 4.3

SHAREHOLDERS’ AGREEMENT

with respect to

MATERIALISE NV

between

Mr Wilfried Vancraen

Mrs Hilde Ingelaere

Ailanthus NV

and

Sniper Investments NV

the FPPI Investors

together, the “Parties”

October 26, 2012

SHAREHOLDERS’ AGREEMENT

BETWEEN

1.	Wilfried Vancraen, residing at 3040 Huldenberg, Jan Vander Vorstlaan19,

2.	Ailanthus NV, having its registered office at 3040 Huldenberg, Jan Vander Vorstlaan 19, represented for the purpose of this Agreement by its representative Mrs. Hilde Ingelaere, managing director

3.	Hilde Ingelaere, residing at 3040 Huldenberg, Jan Vander Vorstlaan19,

Hereinafter referred to as the “the Founders” or, in their capacity as holder of Class A Shares, “Class A Shareholders” as defined hereafter;

AND:

4.	Sniper Investments NV (“Private Privak naar Belgisch recht onder de vorm van een naamloze vennootschap”), having its registered office at 2800 Mechelen, Hanswijkstraat 37A, represented for the purpose of this Agreement by its managing director, BT Partners BVBA, represented by Mr. Bart Luyten,

Hereinafter referred to as “Sniper” as defined hereafter, or in its capacity as holder of Class C Shares, as “Class C Shareholder” as defined hereafter.

5.	Distri Beheer 21 CVA, a limited company by shares incorporated under the laws of Belgium and having its registered office at Hazenhout 19, 2440 Geel, Belgium, represented by Mr. Joris De Meester, by power of attorney;

DVP INVEST BVBA, a limited company by shares incorporated under the laws of Belgium and having its registered office at Oudstrijderslei 18, 2930 Brasschaat, Belgium, represented by Mr. Joris De Meester, by power of attorney;

MR. VICOMTE RODOLPHE DE SPOELBERGH, residing at Rue Joseph Stallaert 20, 1050 Brussels, represented by Mr. Joris De Meester, by power of attorney;

Hereinafter referred to as “FPPI Investors” as defined hereafter, or in its capacity as holder of Class C Shares, as “Class C Shareholder” as defined hereafter,

AND:

6.	Materialise NV having its registered offices at 3001 Leuven, Technologielaan, 15, represented for the purpose of this Agreement by its representative, Mr. W. Vancraen.

Hereinafter referred to as “the Company”.

THE PARTIES HAVE AGREED AS FOLLOWS:

Article 1:	DEFINITIONS

For the purpose of this Agreement unless otherwise defined herein:

“Agreement” shall mean this shareholders’ agreement together with the Appendices as the same may be amended, modified and/or restated from time to time;

“Articles” shall mean the articles of association (i.e. “Articles”) of the Company;

“Class A Shareholders” shall mean the owner(s) of the Class A Shares;

“Class A Shares” shall mean the Class A shares in the Company;

“Class B Shareholder(s)” shall mean the respective owner(s) of Class B Shares;

“Class B Shares” shall mean the Class B Shares in the Company;

“Class C Shareholder(s)” shall mean the owner of Class C Shares;

“Class C Shares” shall mean the Class C Shares in the Company;

“Company Law” shall mean the Belgian Company Law;

“Control” shall mean the factual or contractual situation whereby a person or entity is entitled to exercise the majority of voting rights in a company or whereby a person or entity is entitled to appoint or dismiss the majority of directors of a company, as foreseen in articles 5 and following of the Company Law;

“Key Managers” shall mean Wilfried Vancraen and Hilde Ingelaere;

“Parties” shall mean the parties mentioned above as well as the Company itself;

“Shareholder(s)” shall mean the Class A Shareholders, the Class B Shareholders and the Class C Shareholders;

“Shares” shall mean all or a part of the Class A Shares, the Class B and the Class C Shares in the Company;

“Articles” shall mean the articles of association (i.e. “Articles”) of the Company;

Article 2:	INTERPRETATIONS

In this Agreement, unless otherwise specified,

(a)	References to articles and Exhibits shall be treated as references to articles and Exhibits of this Agreement, and references to this Agreement are also to the Exhibits of this Agreement.

(b)	References to times and dates are to Belgian times and dates; unless stated otherwise, references to days are to calendar days;

(c)	References to statutory provisions are to statutory provisions which are in force at the Signing Date.

(d)	Words denoting the singular include the plural and vice versa, except where the context requires otherwise.

Article 3:	COMPOSITION OF THE SHAREHOLDING OF THE COMPANY, CLASS B WARRANTS AND FOUNDER STOCK

3.1.	Shareholders of Class A Shares, Class B Shares and Class C Shares

The share capital of the Company consists at present of 9.431.006 Capital Shares.

The status of the ownership of the Shares as agreed on this October 26th 2012 and will be transferred subject to payment by ultimately 30 November 20112, is reflected in Appendix 1 to this Agreement.

3.2.	Class B Warrants

The Company has issued class B Warrants. The status of the outstanding class B Warrants is as set forth in Appendix 1.

3.3.	Founder stock

Wilfried Vancraen is the owner of 300.000 founder stock of the Company, which do not represent part of the share capital of the Company and have the rights attached to the stock as detailed in article 5bis (voting rights) and 28 (dividend rights) of the Articles.

Article 4: TRANSFER RESTRICTIONS — BRING ALONG RIGHT (volgplicht)

The Parties shall not transfer any of the Shares to any person or legal entity unless the provisions set forth in the relevant articles of the Articles have been respected.

When the class A Shareholders want to exercise their bring along right, the class C shareholders lose their standard pre-emption right (voorkooprecht) as described in article 8bis2 of the Articles. However, every Class C shareholder will have the right to purchase all shares of the company, if such shareholder matches the 100% purchase offer of the bona fide third party, received by the Class A Shareholders. The Class C shareholder wishing to purchase all shares with a matching offer, has to inform the Class A shareholders thereof in writing within 20 working days, upon having received the written information from the Class A shareholders that the latter want to exercise their bring along right.

If several Class C shareholders each match the offer the Key Managers will determine to which Class C Shareholder all shares will be sold.

Notwithstanding any provision in the Articles, the right for the Class A Shareholders to force the Class C Shareholders to sell their Shares as described under the Bring Along Right in the Articles can only be exercised if the price per Class C Share existing on the date of this Agreement is equal to the higher amount of (a) the price offered by the bona fide third party, (b) the price of €3,2086. In case of issuance of additional Class C Shares, after October 26th 2012, the minimum price for the Bring Along Right for these newly issued Shares will be set according to the provisions in the Articles.

Article 5:	REPORTING AND REVIEW OF DATA AND DOCUMENTS

5.1.	Regular reporting

The Class C Shareholders shall receive:

(i)	consolidated audited financial year reports of the Company (including a balance statement, profit and loss statement and cash-flow report) at the latest six months after closing of the fiscal year;

(ii)	audited financial year reports of the Company and its subsidiaries (including a balance statement, profit and loss statement and cash-flow report) three months after closing of the fiscal year;

(iii)	non-audited consolidated financial reports of the Company (including a balance statement and profit and loss statement) of the preceding semester two months after closing of the semester; and

(iv)	a 3 monthly consolidated management report of the Company 45 days after the end of the concerned period) and,

(v)	a monthly consolidated management report of the Company one month after the end of the concerned period. However the concerned management report will not be IAS compliant.

(vi)	any other information that the Class C Shareholders may reasonably request and that is generally available, and that the Company shall approve, such approval not to be unreasonably withheld.

5.2.	Confidentiality

The Parties undertake to keep all information regarding the Company and its business confidential, and not to use or disclose such information except:

(i)	if the information is or has become publicly known without the fault of any Party;

(ii)	as may be required under applicable laws, or which a party is required to disclose, retain or maintain by law or any demand made by a government authority; or

(iii)	in order to comply with, or enforce this Agreement, or

(iv)	in order to exercise specific rights granted to the Shareholders, it being understood that the exercise of this right shall occur only after having obtained the approval thereof from the Company, such approval not to be unreasonably withheld.

Article 6:	PREFERENTIAL SUBSCRIPTION RIGHTS — MODIFICATION OF RIGHTS

In case of a capital increase in cash the Shareholders shall have preferential rights in accordance with Article 592 and following of the Company Law.

In case of a modification of rights attached to a Class of Shares, Article 560 of the Company Law will apply.

Article 7:	NON-COMPETITION — Undertaking by the Key Managers

7.1.	In case one of the Key Managers is terminated by the Company for reasons other than cause or in case one of the Key Manager resigns from said position for cause, then such Key Manager shall not, whether directly or indirectly, in the territories where the Company develops its business directly or through branches or subsidiaries, for a period of 12 months from the date of said termination:

(i)	directly or indirectly compete or engage in any activities similar to any business of the Company and refrain from any acts that may jeopardise the interests of the Company;

(ii)	solicit or endeavour to entice away from or discourage from dealing with the Company any person who was at any time a customer and client of the Company;

(iii)	supply or provide any competing goods or services to any person who was at any time a customer or client of the Company or any person to whom the Company supplied or provided goods or services in the ordinary course of its business;

(iv)	solicit or endeavour to entice away from or discourage from being employed by the Company any person who was at the date of this Agreement an officer or employee of the Company, whether or not such person would commit a breach of contract by reason of leaving services.

7.1.2.	In case one of the Key Manager voluntarily resigns from his/her position within the Company or is terminated for cause by the Company, then such Key Manager shall not whether directly or indirectly, and for a period of 24 months after the date of said termination:

(i)	directly or indirectly compete or engage in any activities similar to any business of the Company and refrain from any acts that may jeopardise the interests of the Company;

(ii)	solicit or endeavour to entice away from or discourage from dealing with the Company any person who was at any time a customer and client of the Company;

(iii)	supply or provide any competing goods or services to any person who was at any time a customer or client of the Company or any person to whom the Company supplied or provided goods or services in the ordinary course of its business;

(iv)	solicit or endeavour to entice away from or discourage from being employed by the Company any person who was at the date of this Agreement an officer or employee of the Company, whether or not such person would commit a breach of contract by reason of leaving services.

7.1.3.	Any breach of the obligations set forth in the present article by the Key Manager shall entitle the Company to claim damages from the Key Manager which are fixed at a lump sum of EUR 250.000.

Article 8:	EXIT INTENTION

The Class C Shareholders confirm that it is their intention to realise the value of their Shares (based on a 100% valuation of the Company) within 8 years from the date of this Agreement by means of a sale of their respective shares, merger, IPO or otherwise (an “Exit”).

The Class A Shareholders and the Company:

(i)	acknowledge that the Class C Shareholders wish to be kept informed on a regular basis and in any case upon their first reasonable request about 3D printing market dynamics and strategic position of 3D market players which may be useful for the Class C Shareholders in view of an Exit; the Class A Shareholders and/or the Company commit to inform the Class C Shareholders on a regular basis about any indication of interest by any bona fide party to invest, co-operate or buy (parts of) the Company.

(ii)	commit to undertake reasonable efforts to contribute to a maximisation of the value of the Company should the Class C Shareholders negotiate their Exit.

Article 9:	TERMINATION

The Agreement is entered into for a period of ten (10) years starting as of this Agreement and shall be tacitly renewed thereafter for two (2) consecutive periods of five (5) years unless termination by either party with a notice period of one (1) year before the expiry of the term.

Without prejudice to any other remedies available under any applicable law or as set forth herein (including indemnities for damages), this Agreement may be terminated by the Party suffering from the default in case of serious default of a Party, after notice of default has been served upon such Party and provided such default remains uncorrected for at least 60 days from the day of notice.

This Agreement shall further terminate automatically towards a Party:

(i)	if such a Party should cease to hold 1% of the Shares of the Company whereby the shareholding of parties under 4 will be taken as a whole; or

(ii)	by mutual agreement among all Parties.

Notwithstanding termination, the reference price per Share of €3.2086 as described in article 4 shall at all times survive the term of this Agreement.

Article 10:	SEVERABILITY AND NULLITY

If any of the provisions of the present Agreement would be declared null and void, such nullity shall not affect the validity of the other clauses.

Article 11:	MODIFICATION OF THE ARTICLES

The Parties accept and agree to modify the Articles by ultimately 30 November 2012. Parties commit to vote in favour of such amendment and the Class A Shareholders shall use their best efforts to obtain unanimous approval from all Class B Shareholders. The agenda, proposed resolutions and coordinated Articles are attached hereto as Appendix 2 and can only be amended by mutual agreement between all Parties.

Article 12:	NOTIFICATIONS

Any notification, request or notice made pursuant to this Agreement shall be made by registered mail with acknowledgement of receipt. The time periods referred to in this Agreement shall begin to run from the date of receipt of the registered mail with acknowledgement of receipt.

Article 13:	APPLICABLE LAW AND CHOICE OF FORUM

13.1.	The present Agreement shall be governed by Belgian law.

13.2.	Any litigation relating to the conclusion, validity, interpretation or execution of the present Agreement shall be submitted exclusively to the courts of Leuven.

Article 14:	ENTIRE AGREEMENT — MODIFICATIONS

This Agreement will become binding upon signing of all Parties, and can be modified upon signature of all Parties thereto.

This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties, or between any of them.

In case of any discrepancy between the Articles and this Agreement, the Articles shall prevail, except, for the avoidance of doubt the reference price per share of €3.2086 as described in article 4.

Done in Leuven, on 26 October 2012, in as many originals as there are interested Parties. Each Party acknowledges receipt of its own original.

On behalf of Ailanthus NV,	On behalf of Wilfried Vancraen,

/s/ Hilde Ingelaere	/s/ Wilfried Vancraen

On behalf of Sniper Investments NV	On behalf of Hilde Ingelaere

/s/ Bart Luyten	/s/ Hilde Ingelaere

On behalf of Distri Beheer 21 CVA

/s/ Joris De Meester

On behalf of DVP Invest BVBA

/s/ Joris De Meester

On behalf of Mr. Vicomte Rodolphe de Spoelbergh

/s/ Joris De Meester

Appendices

Appendix 1	Current shareholding and overview of warrants

Appendix 2	Agenda, decisions for Extra-Ordinary General Assembly of the Company and coordinated Articles